Exhibit 10.1
SECOND AMENDMENT TO LEASE AGREEMENT
THIS SECOND AMENDMENT TO LEASE AGREEMENT (“Amendment”) is made and entered into effective as of June 21, 2010, by and between Alliance Street, LLC, a Delaware limited liability company, successor in interest to The Western and Southern Life Insurance Company, by assignment (“Landlord”), and Streamline Health, Inc., an Ohio corporation then legally known as LanVision, Inc. (“Tenant”).
WITNESSETH:
WHEREAS, on July 30, 2004, Landlord and Tenant (then known as LanVision, Inc.) executed a certain Lease Agreement (the “Original Lease”) with respect to certain premises consisting of approximately 21,723 net rentable square feet (“Premises”) comprising the entire Second Floor of the building (“Building”) located at 10200 Alliance Road, Blue Ash, Ohio 45242.
WHEREAS, on July 30, 2004, in connection with the Original Lease, Streamline Health Solutions, Inc., a Delaware corporation then known as LanVision Systems, Inc. (“Guarantor”) executed and delivered a certain Guaranty of Lease (the “Guaranty”) to and for the benefit of Landlord.
WHEREAS, the Original Lease was amended by virtue of a certain First Amendment to Lease and Acceptance of Delivery dated January 31, 2005 between Landlord and Tenant (the “First Amendment”) (the Original Lease, as amended by the First Amendment, is referred to herein as the “Lease”).
WHEREAS, Landlord and Tenant desire to further amend the Lease as provided in this Amendment.
WHEREAS, all capitalized terms in this Amendment which are not defined herein shall have the meaning ascribed to them in the Lease.
NOW, THEREFORE, in consideration of the foregoing, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tenant and Landlord hereby agree and covenant as follows:
1. Extension of Term of Lease. The Term of the Lease, which is currently scheduled to expire on July 31, 2010, is irrevocably extended until July 31, 2015. The period from August 1, 2010 to July 31, 2015 is the “Extension Term”.
2. Base Rent. The annual Base Rent during each year of the Extension Term shall be $7.75 per square foot (the “Annual Base Rent”). The Annual Base Rent shall be payable monthly (the “Monthly Base Rental”), in advance, as provided in the Lease and such Monthly Base Rental payments shall each be in the amount of $14,029.44. Notwithstanding the foregoing sentence, provided Tenant is not then in default beyond any applicable notice and cure period, Landlord shall waive the Monthly Base Rental payments shall not be due for the months of August, 2011, August, 2012, and August, 2013 (the “Monthly Base Rental Waiver”). Such Monthly Base Rental Waiver is provided by Landlord as an inducement to Tenant to extend the Term of the Lease for the Extension Term. Monthly Base Rental Waiver for the three (3) specified months, shall not relieve Tenant from Tenant’s obligation to pay any other amounts due under the Lease, including, without limitation, Additional Rent, during the three (3) specified months.

3. Landlord’s Work. The Landlord will perform the following work, at Landlord’s sole cost and expense (collectively, the “Landlord Work”): (i) paint the walls of the Premises designated on Exhibit A (the “Painting Area Diagram”) (the “Painting Work”), (ii) rebuff the break room floor, shampoo the carpet throughout the Premises, and recarpet the areas of the Premises noted on Exhibit B (the “Carpeting Area Diagram”) to this Amendment (the “Carpeting Work”), (iii) repair or replace, as necessary, damaged or stained ceiling tiles, (iv) upgrade the bathroom as specified in Exhibit C to this Amendment (the “Bathroom Work”) and all selections with regard to such materials required for the Bathroom Work shall be subject to Tenant’s reasonable approval, and (v) add Tenant’s name and logo to the outside monument signage along Alliance Road (“Signage Work”). Regarding the Painting Work, it is confirmed and agreed that: (i) the areas to be painted will be double rolled, the same color (or as close thereto as possible) as currently exists, (ii) no door frames are included, and (iii) in addition to the areas set forth on the Painting Area Diagram, Landlord will cause one of the stairwells selected by Tenant including the hand rail from the second (2nd) floor down to be painted. Regarding the Carpeting Work, Landlord will try to match the existing carpet with like cut pile carpeting of similar quality to the existing carpeting. Regarding the Signage Work, Tenant shall be entitled to one panel on the outside monument signage along Alliance Road (the “Monument Sign”) and, subject to compliance with applicable law and such Tenant signage being reasonably consistent with other sign panels on the Monument Sign, Tenant shall be entitled to select the format, size and color of its sign panel on the Monument Sign. Landlord shall, subject to events beyond its reasonable control and Tenant’s reasonable cooperation, perform the Landlord’s Work no later than thirty (30) days after the date of this Amendment. Notwithstanding the foregoing sentence or anything to the contrary in this Amendment, Landlord agrees that if Landlord has not completed the Landlord’s Work within ninety (90) days after the date of this Amendment, Tenant shall have the right to complete the remaining incomplete Landlord’s Work (as specified in this Amendment) (the “Tenant Self Help Work”) and, following the completion of the Tenant Self Help Work and the presentation to Landlord of paid invoices for such Tenant Self Help Work, Tenant may elect to invoice Landlord for amounts paid by Tenant or to offset Monthly Base Rental due from Tenant to Landlord in an amount equal to the reasonable, substantiated costs incurred by Tenant in completing the Tenant Self Help Work (the “Set Off Amount”). If the Set Off Amount exceeds one month’s Monthly Base Rental, Tenant shall be entitled to continue to set off future Monthly Base Rental payments due from Tenant to Landlord until Tenant has recovered the full Set Off Amount.
4. HVAC. Landlord shall, at Landlord’s sole cost and expense, have all heating ventilating and air conditioning (“HVAC’) equipment checked and serviced to ensure it is operating as designed. In addition, Landlord will have the air distribution portion of the HVAC system balanced to ensure even and adequate air flow throughout the Premises. Landlord agrees that if: (i) Tenant notifies Landlord that the temperature within the Premises exceeds 78 degrees Fahrenheit during working hours (7am to 7pm) and (ii) Landlord fails to cause the temperature to be reduced below 78 degrees Fahrenheit within two (2) full business days following receipt of Tenant’s notice (the “Cure Period”), then Landlord will provide a daily rent credit of $1,000 per business day, starting with the business day after the last business day of the Cure Period, with a maximum limit of $3,000 per occurrence and $6,000 in any calendar year. It is agreed that the foregoing provisions of this Section apply only for mechanical or control related issues and if a temperature in excess of 78 degrees Fahrenheit exists as a result of a power outage, power rationing, severe weather condition, negligence or intentional misconduct of Tenant or its agents or employees or other event or occurrence outside of Landlord’s reasonable control, Landlord shall not be obligated to provide the foregoing rent credits in such situations. When determining the temperature of the Premises, the temperature shall be taken in an area located within three (3) feet from a thermostat, versus an area where the temperature is likely to be elevated. As a matter of example, without limitation, taking the temperature of the Premises near a window on the south side of the Premises would not be a “neutral” area. Similarly, a temperature taken near the core of the building would not be a “neutral” area. Both Landlord and Tenant agree to act in good faith to facilitate the application of this subsection (c). Within fifteen (15) business days following the execution of this Amendment, Landlord shall deliver to Tenant a thermometer adequate to measure air temperature for Tenant’s use when applying this paragraph; however, if such thermometer shall be determined not to reliably measure air temperature, Tenant shall be free to use such equipment it selects provided the same reliably measures air temperature.
5. Data Room. Landlord approves the following improvements to be made by Tenant to Tenant’s data room: (1.) extend the walls of existing server room through the plenum to the third floor deck and seal the room, (2.) install a second HVAC unit for that room and therefore install another compressor unit outside, location to be determined by Landlord and Tenant (collectively the “Data Room Improvements”). The Data Room Improvements shall be (i) constructed at Tenant’s sole cost and expense, (ii) non structural in nature, (iii) subject to Landlord approval of Tenant’s final plans and specifications (which approval shall not be unreasonably withheld, conditioned or delayed) prior to commencement of such Data Room Improvements, (iv) constructed in a manner that does not unreasonably disturb any other tenant at the Building, and (v) constructed in accordance with all applicable laws, codes and regulations.
6. No Further Extension Rights. Landlord and Tenant acknowledge and agree that the Extension Term, as documented in this Amendment, shall replace any and all extension or renewal terms contained in the Lease, if any.
7. Section 7(b) of the Original Lease. Notwithstanding any provisions of the Lease to the contrary, including, but not limited to Section 7(b) of the Original Lease, Landlord and Tenant agree that Tenant’s generator (the “Generator”), located on the ground on a concrete pad outside of the Building, shall be deemed Tenant’s trade fixture for the purposes of this Lease and shall be removable by Tenant at Tenant’s discretion. The Generator shall not be deemed Landlord’s property pursuant to Section 7(b) of the Original Lease.
8. Section 36(m) of the Original Lease. Tenant acknowledges that Section 36(m) of the Original Lease is no longer applicable.
9. Ratification of Lease. Each party acknowledges and agrees that, as of the date of this Amendment: (a) the Lease is in full force and effect, (b) the Lease, as amended herein, is and will be enforceable against the other party, (c) the other party is not in default of any of its obligations under the Lease, and (d) to each party’s knowledge, no facts or circumstances exist which could become a default under the Lease by virtue of the giving of notice or the passage of time.

10. Lease Remains In Effect Except as Amended Hereby; Amendment Controls Resolution of Conflicts; and No Concessions. Tenant and Landlord hereby acknowledge that, except as amended herein, the terms and conditions of the Lease shall remain in full force and effect. In the event of a conflict between this Amendment and the Lease, this Amendment shall control the resolution of the conflict. Except as expressly provided in this Amendment, Landlord and Tenant agree and confirm that Landlord is not obligated to provide Tenant with any tenant improvement or other allowances, free or reduced rent or other concessions as an inducement for Tenant to enter into this Amendment. The prior sentence shall in no way eliminate or diminish any remedies Tenant has under the Original Lease, First Amendment, or this Amendment in the event of Landlord’s default under the Original Lease, as amended by this Amendment.
11. Mortgages. Section 22 of the Original Lease is hereby deleted and the following language is inserted in its place:
This Lease shall be subject to and subordinate at all times to the lien of any first mortgage and, with the consent of the first mortgagee, to any other mortgage now or hereafter placed on the Property or the Premises, and to all advances made or hereafter to be made thereunder. Notwithstanding anything in this paragraph to the contrary, in no case shall this Lease become subordinate to any mortgage(s) or security instrument(s) executed following the date of this Lease unless the mortgagee or secured party has executed and delivered to Tenant a non-disturbance agreement in recordable form confirming that so long as Tenant is not then in default under the Lease, the enforcement of the mortgage or security instrument shall not terminate this Lease or disturb Tenant’s possession and use of the Leased Premises.
12. Confirmation of Manner of Payments to Landlord. Tenant shall pay all rent and other sums required to be paid by it under this Lease, by check payable to the order of “ALLIANCE STREET, LLC” and shall deliver the same, together with all certificates of insurance required to be furnished by Tenant, to Alliance Street, LLC c/o Grubb & Ellis / West Shell Commercial, 425 Walnut Street, Suite 1200, Cincinnati, Ohio 45202, Attn: Property Management – Accounts Receivable, or to any other designee or address as Landlord shall designate in writing to Tenant in the manner provided in Section 26 of the Original Lease.
13. Notices. Section 26 of the Original Lease is amended to change Landlord’s notice address and Tenant’s notice address to the following:

If to Landlord:	Alliance Street, LLC
110 E. 42nd Street, 10th Floor
New York, NY 10017
Attn: Lawrence E. Fiedler

with a copy to:	Strauss & Troy, LPA
50 E. RiverCenter Blvd., Suite 1400
Covington, Kentucky 41011
Attn: Pete A. Smith, Esq.

If to Tenant:	Streamline Health, Inc.
10200 Alliance Road
Cincinnati, OH 45242
Attn: Chief Executive Officer

with a copy to:	Graydon Head & Ritchey LLP
511 Walnut Street, Suite 1900
Cincinnati, OH 45202
Attn: Daniel C. Heyd, Esq.
14. Brokers. Each party hereto warrants to the other party hereto that it has had no dealing with any broker or agent in connection with the negotiation or execution of this Amendment except Cresa Partners (representing Tenant) and Grubb & Ellis – West Shell Commercial (representing Landlord) (collectively, the “Brokers’). All fees and commissions of the Brokers shall be paid by Landlord. Each party hereto agrees to indemnify and hold the other party hereto harmless from and against any costs, expenses, attorneys fees, liability for compensation, damages or charges which may be claimed by any broker, agent or person, other than the Brokers, claiming a commission or other form of compensation by virtue of having dealt with the indemnifying party with regard to this leasing transaction.
15. Guaranty. Guarantor acknowledges that Landlord would not enter into the Amendment but for Guarantor’s agreement to simultaneously enter into and deliver the Consent and Approval attached hereto as Exhibit D and made a part hereof to Landlord which confirms, among other things, that the Guaranty will remain in full force and apply to the Lease, as amended by the Amendment.
16. Miscellaneous. This Amendment is governed by Ohio law. Each party represents and warrants to the other that: (a) such party is duly organized and in good standing under the state in which it is organized, (b) such party is qualified to transact business in all states in which its business activities require qualification, and (c) all necessary approvals and resolutions, if any, have been obtained authorizing such party to enter into, deliver, and perform its obligations under this Amendment. This Amendment may be executed in multiple original or facsimile counterparts each of which, when taken together, shall constitute a single enforceable instrument. The parties ratify and confirm the enforceability of the Lease and each acknowledges that it currently has no defenses to the enforcement of the Lease in accordance with its terms by the other party. Tenant represents, warrants and confirms that Tenant used to be legally known as LanVision, Inc. and changed its name to Streamline Health, Inc., which is Tenant’s current legal name. Landlord represents warrants and confirms that it has assumed all rights and obligations of The Western and Southern Life Insurance Company as landlord pursuant to the Lease and that a valid and enforceable assignment of such rights and obligations was executed between Landlord and The Western and Southern Life Insurance Company.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above set forth herein.

TENANT: Streamline Health, Inc., an Ohio corporation
By:	/s/ DONALD E. VICK, JR.
	Name:	Donald E. Vick, Jr.
	Title:	Interim Chief Financial Officer

STATE OF OHIO	)
	)	SS:
COUNTY OF HAMILTON	)
Before me, a Notary Public in and for said County and State, personally appeared Donald E. Vick, Jr., the Interim CFO of Streamline Health, Inc., an Ohio corporation, who, after having been duly sworn, acknowledged the execution of the foregoing Instrument for and on behalf of said corporation.
Witness my hand and Notarial Seal this 17th day of June, 2010.

/s/ CHERYL A. FRITZ,
Notary Public
My Commission Expires: 7-14-2013

LANDLORD: ALLIANCE STREET, LLC, A Delaware limited liability company
By:	Alliance LPJ, LLC,
its Managing Member

	By:	/s/ PATRICK BARRETT
Printed Name: Patrick Barrett
Its: EVP

STATE OF NEW YORK	)
	)	SS:
COUNTY OF NEW YORK	)
Before me, a Notary Public in and for said County and State, personally appeared Patrick Barrett, the EVP of Alliance LPJ, LLC, the managing member of Alliance Street, LLC, a Delaware limited liability company who, after having been duly sworn, acknowledged the execution of the foregoing Instrument for and on behalf of such limited liability companies.
Witness my hand and Notarial Seal this 18th day of June, 2010.

/s/ ERICA M. PLANTE,
Notary Public
My Commission Expires: 06/08/2013

EXHIBIT A
THE PAINTING AREA DIAGRAM

EXHIBIT "A"
PAINTING AREA DIAGRAM
(PAINTING WORK)

Painted Walls

Terry-DeRees Associates, Inc.
TDA No. 18016
05-29-08
Path: j:\vista business center I

Floor 2
NOT TO SCALE

N

VISTA BUSINESS CENTER I
10200 Alliance Road
Blue Ash, Ohio 45242

EXHIBIT B
THE CARPETING AREA DIAGRAM

EXHIBIT "B"
CARPETING AREA DIAGRAM
(CARPETING WORK)

Carpeted Areas
Terry-DeRees Associates, Inc.
TDA No. 18016
05-29-08
Floor 2
NOT TO SCALE
N
VISTA BUSINESS CENTER I
10200 Alliance Road
Blue Ash, Ohio 45242

EXHIBIT C
BATHROOM WORK SPECIFICATIONS
1.	12 inch tile on the walls to 6 feet, then wallpaper up to the ceiling;

2.	18” floor tile

3.	Granite countertop with new sink features.

4.	New urinal and commode.

EXHIBIT D
CONSENT AND APPROVAL OF GUARANTOR
Streamline Health Solutions, Inc. (“Guarantor”) acknowledges and confirms that it has guaranteed the Lease (as defined in the Amendment to which this Exhibit is an exhibit (the “Amendment”)) pursuant to the terms and conditions of that certain Guaranty of Lease from Guarantor to Landlord dated July 30, 2004 (the “Guaranty”). Guarantor covenants and agrees as follows:
1.	Guarantor consents to and approves of the Amendment.

2.	The Guaranty is currently in effect and is not effected by the Amendment and will remain in effect following the execution of the Amendment.

3.	The Guaranty will apply to the Lease, as amended by the Amendment.

4.	Guarantor was formerly known as LanVision Systems, Inc. and changed its name to Streamline Health Solutions, Inc., which is Guarantor’s current legal name.

5.	Guarantor is duly authorized to enter into this Consent and Approval and to deliver the same to Landlord.

6.
To the extent that Guarantor’s financial information (balance sheet, income and expense statement and/or cash flow statement) is no longer publicly available, Guarantor will provide Guarantor’s most recent financial information (prepared in the normal course of Guarantor’s business operations) to Landlord from time to time upon request, but no more than once annually, within ten (10) days of Landlord’s request for the same. Such financial information shall be kept confidential by Landlord and shared by Landlord only with its agents and with prospective purchaser(s) of the Property and/or prospective lender(s) taking a security interest in the Property, or their respective agents. Guarantor acknowledges that Landlord would not enter into the Amendment but for Guarantor’s agreement to simultaneously enter into and deliver this Consent and Approval to Landlord and this Consent and Approval is given for valuable legal consideration, the sufficiency of which is hereby acknowledged.

Executed this  _____  day of June, 2010 by Guarantor.
Guarantor:
Streamline Health Solutions, Inc.

By:

Name:
Title:

[Guarantor Notary Jurat Follows on Next Page]

STATE OF OHIO	)
	)	SS:
COUNTY OF HAMILTON	)
Before me, a Notary Public in and for said County and State, personally appeared                                         , the                                           of Streamline Health Solutions, Inc., a Delaware corporation, who, after having been duly sworn, acknowledged the execution of the foregoing Instrument for and on behalf of said corporation.
Witness my hand and Notarial Seal this                      day of June, 2010.

, Notary Public

My Commission Expires:

My County of Residence: